CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Royce Capital Fund of our report dated February 14, 2024, relating to the financial statements and financial highlights, which appears in Royce Capital Fund – Micro-Cap Portfolio and Royce Capital Fund – Small-Cap Portfolio Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 29, 2024